Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT made this 1st of May 2020, by and between Appian Corporation (“Appian”) and David Mitchell (“Employee”).

WHEREAS, Appian and Employee mutually desire to reach an agreement as to the rights, benefits and obligations of Appian and Employee concerning Employee’s employment with Appian and the Employee’s separation from employment with Appian, the parties agree as follows:

1. Separation Date. Employee’s last day of employment shall be May 31, 2020 (the “Separation Date”).

2. Separation Benefits and Consideration. In consideration of Employee’s execution of this Separation Agreement and General Release including but not limited to the General Release and Waiver set forth in Paragraph 3, below, and Employee’s agreement to cooperate reasonably through May 31, 2020 in the transfer of Employee’s duties and responsibilities to management and return equipment as set forth in Paragraph 5 below, Appian agrees to provide Employee the compensation and benefits, subject to customary withholdings for taxes, (the “Separation Benefits”) set forth below:

a.Any base salary payments earned up to the Separation Date shall be paid on Appian’s normal pay period for such payments on the next regularly scheduled pay date that falls after the Separation Date.

b.Employee shall be paid a lump sum payment of $350,000.00 (1 year), which will be subject to customary withholdings. Such payment shall be paid on the next regularly scheduled pay date that falls at least 8 days after Employee returns this executed Agreement and only after all Company-owned equipment and materials are returned to Appian.

c.Appian shall reimburse Employee’s reasonable and documented business expenses in accordance with Appian’s Expense Reimbursement Policy within thirty (30) days of submission by Employee.

d.Employee may continue medical benefits coverage under COBRA regulations as permitted by applicable federal laws and regulations provided that Employee timely enrolls in COBRA and makes all required payments.

e.Accrued, unused paid leave (PTO) will be paid to Employee in accordance with Appian’s Paid Leave policy.

The Separation Benefits, including continuation of employment through the Separation Date, shall be the sole consideration due from Appian to Employee relating to Employee’s employment with Appian and this Separation Agreement and General Release. Employee understands that by offering this Separation Benefit and entering into this Agreement, Appian does not admit liability for any wrongful or unlawful act in connection either with Employee’s separation from employment or with making this offer.

3. Employee General Release and Waiver. Employee voluntarily and knowingly executes this General Release and Waiver in consideration of the compensation and benefits set forth in Paragraph 2 above. With the intention of binding Employee, Employee’s heirs, and Employee’s personal and/or legal representatives, successors, and assigns, Employee does hereby waive, release, and forever discharge Appian and/or its successors, assigns, subsidiaries, affiliated or related entities, and/or its owners, officers, employees, directors, agents, and representatives (“Appian and its Affiliates”) of all charges, complaints, causes of action, and claims of any kind, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitations Act of 1973, WARN Act, any other federal, state or local law prohibiting discrimination on account of Employee’s race, color, sex, marital status, age, national origin or any disability that Employee may have, arising from or relating to his/her employment with Appian or termination therefrom and any and all charges, complaints, causes of action, and claims Employee might have under any State or Federal law or common law, for back pay, sales commissions, overtime wages, front pay, lost benefits, compensatory damages, liquidated damages, punitive damages, attorneys’ fees and costs, or any other damages arising from events, acts, or omissions which occurred prior to the date the Employee executes this Agreement, whether such claims are presently known or hereafter discovered. This release of claims includes but is not limited to: a) any claims the Employee may have arising from the terms and conditions of employment by Appian and its Affiliates, its subsidiaries, or termination from employment, b) any claim for reemployment or reinstatement with Appian and its Affiliates; and c) any claim for wages, commissions or compensation as well as d) any claim for attorney’s fees, settlement costs, or any other costs incurred by Employee in connection with this Agreement. This waiver does not apply to any rights or claims that relate to events that may occur after the date this Agreement is effective.

4. Employee expressly releases Appian and its Affiliates from any and all charges, complaints, claims, liabilities, agreements, damages, actions, causes of action, suits, rights, costs, and expenses (including attorneys' fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, relating to or arising under the Age Discrimination in Employment Act (“ADEA”). In connection with any claim that Employee may have against the Appian and its Affiliates under the ADEA Employee acknowledges the following: (i) Employee has been advised in writing to consult with an attorney regarding this Agreement; (ii) Employee has consulted with, or has been given an opportunity to consult with, an attorney with respect to this Agreement; (iii) Employee may, for a period of 21 days, consider the offer represented by this Agreement; (iv) Employee may revoke his acceptance of the release of age discrimination claims provided he does so within 7 days after his execution hereof, and (v) this Agreement does not affect claims under the ADEA arising after Employee executes this Agreement. Any changes made to this Agreement after presentation to Employee will not restart the running of the twenty-one (21) day period. After executing this Agreement, Employee shall have seven (7) days during which time Former Employee may revoke his consent to this Agreement by giving written notification of her decision to revoke to Chris Winters.

5. Cooperation/Return of Equipment. Employee agrees that up through May 31, 2020, Employee shall reasonably cooperate in the transfer of Employee’s job responsibilities to a designated Appian representative, including without limitation, documentation and participation in meetings. Employee shall return all Appian equipment provided to Employee promptly, including, but not limited to, computers and other office equipment, in good condition, subject to fair wear and tear from use, in accordance with Appian’s instructions. Employee will not receive Separation Benefits until Employee has returned all Appian equipment.

6. Confidentiality. Employee agrees that the terms of this Separation Agreement and General Release shall remain strictly confidential except that Employee shall be permitted to tell Employee’s spouse, if any, lawyers and accountants about the terms of this Separation Agreement and Release provided that they agree to maintain in confidence the terms of the Separation Agreement and Release. Violation of the terms of this paragraph will subject Employee to liquidated damages in the amount of the payments set forth in paragraph 2 above.

7. Nondisparagement. Employee agrees that Employee will not disparage, defame, criticize or vilify Appian and its Affiliates, including its management and employees, and will not disparage the business or employment practices of Appian and its Affiliates. Appian and its Affiliates agree not to disparage, defame, criticize or vilify Employee.

8. Non-Solicitation of Employees. For a period of one (1) year from the Separation Date, Employee agrees not to a) hire; b) solicit for employment; or c) otherwise participate in the hiring process regarding, any employee of Appian employed as of the Separation Date.

9. No Employee Assignment. This Agreement may not be assigned, in whole or in part, by Employee and shall fully bind, and inure to the benefit of, the heirs, successors and representatives of the parties.

10. Acknowledgment. Employee acknowledges that Employee has read and understands the Agreement and executes it voluntarily and without coercion. Employee further acknowledges that Employee is hereby advised of Employee’s right to consult with an attorney of Employee’s choice at Employee’s own expense prior to executing this Agreement. Finally, Employee acknowledges and agrees that the payments and promises reflected in this Agreement constitute good and sufficient consideration for the foregoing waiver and release, as well as the other promises made herein.

11. Entire Agreement. The Agreement is the final and complete agreement between the parties as to the subject matter herein, and shall, to the extent it conflicts with any prior oral or written agreement between the parties, supersede such prior agreements with the exception executed Non-Disclosure/Non-Compete/Confidentiality Agreements, including the Restrictive Covenants and all confidentiality and non-disclosure provisions of the Appian Corporation Employment Agreement between the parties executed on February 16, 2018, which shall remain in full force and effect and is incorporated herein. No modification of this Agreement shall be made unless in writing and signed by both parties.

12. Revocation. Employee has been advised that, if he/she signs this Agreement, he/she will be given seven days following the date of signing in order to revoke the Agreement. The revocation shall be made in a writing signed by Employee, and hand-delivered, faxed, or e-mailed to Dawn.Mitchell@appian.com of the Company. (If the seventh day falls on a weekend or holiday, then the written revocation must be received by the Company on the next business day following such weekend or holiday.) This Agreement will become effective on the eighth day after it is signed by Employee, if not revoked.

13. Deadline to Sign: The Employee has been offered severance conditioned upon executing and returning the Separation Agreement and General Release. The Employee may, until May 22nd, 2020, consider the offer represented by the Agreement.

14. Choice of Law/Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to any choice or conflict of law principles. The parties agree to submit to the exclusive jurisdiction of, and venue in, Fairfax County, Virginia in any dispute arising out of or relating to this agreement.

EMPLOYEE	APPIAN CORPORATION

/s/ David Mitchell	/s/ Matthew Calkins
Signature	Signature

5/4/20	5/6/20
Date	Date